Exhibit 99.1

FOR IMMEDIATE RELEASE

May 4, 2007

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FIRST QUARTER 2007 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales for the first quarter ended March 31, 2007 were $232.7 million, a decrease of 11.8 percent compared to sales of $263.9 million for the same quarter in 2006. Included in the first quarter 2006 sales was $22.9 million related to the company’s Rittman, OH and Sprague, CT coated recycled paperboard operations, both of which were exited in 2006. Loss from continuing operations for the first quarter of 2007 was $8.9 million, or $0.31 per share, compared to income from continuing operations of $81.6 million, or $2.82 per share for the same quarter last year. The first quarter 2007 and 2006 results included pretax restructuring and impairment costs of approximately $5.8 million and $4.8 million, or $0.13 and $0.11 per share, respectively. The first quarter 2006 also included a gain of approximately $135.2 million pretax, or $3.03 per share, related to the sale of the company’s 50-percent ownership interest in its Standard Gypsum, L.P. joint venture.

The first quarter 2007 loss from continuing operations was negatively impacted by accelerated depreciation of $1.2 million ($0.03 per share) related to the closure of the company’s York, PA folding carton plant and its Leyland, England tube and core facility. Also negatively impacting first quarter 2007 results was $0.8 million ($0.02 per share) of consulting and other costs associated with the “go live” of the Finance and Human Resource modules of the company’s Enterprise Resource Planning (ERP) system.

Paperboard mill volume for the first quarter of 2007 decreased approximately 92.0 thousand tons, or 27.8 percent, compared to the same quarter last year. Excluding the Rittman and Sprague coated recycled paperboard tons from first quarter 2006, paperboard mill volume decreased 26.4 thousand tons, or 10.0 percent versus an industry decline of 7.6 percent. Folding carton volume, excluding Rittman and Sprague, increased 24.9 percent, whereas tube, core and composite can volume decreased 9.9 percent. Gypsum facing paper volume, including volume at the company’s 50-percent owned unconsolidated Premier Boxboard Limited, LLC (PBL) joint venture, declined 29.4 percent compared to the same quarter last year as the demand for wallboard was impacted by the downturn in the housing market. Quarter-over-quarter, mill margins decreased $11 per ton as the fiber increase

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•    P. O. BOX 115    •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    •    5000 AUSTELL-POWDER SPRINGS ROAD    •    SUITE 300

AUSTELL, GA 30106-3227    •    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

May 4, 2007

of $41 per ton more than offset benefits from higher selling prices and lower fuel and energy costs. Tube and core margins increased primarily due to a $64 per ton increase in pricing, partially offset by a $29 per ton increase in the cost of paperboard.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Caraustar’s operating results for the first quarter were significantly impacted by system-wide and industry volume shortfalls and a considerable increase in recovered fiber prices that took OCC (old corrugated containers) costs to a five-year peak. We announced two $50 per ton uncoated recycled boxboard price increases in March in order to recover our increased fiber costs, but there was minimal realization of these increases in the first quarter of 2007. Subsequent to the end of the quarter, fiber costs began to recede, which could jeopardize further realization of those price increases. Overall, volumes have improved since March 31, but demand continues to lag in the gypsum facing business. We have bolstered our PBL facility by selling out the mill in the month of March with both medium and liner grades, and we expect the mill to run full for the foreseeable future. Our mill system operated at 93.1 percent of capacity versus 96.9 percent for the same period a year ago. Energy costs offered some relief with per ton costs lower for the quarter by approximately $16 versus last year.

“We continue to consolidate business into fewer, more efficient facilities as we did this quarter with the closing of the Lafayette, IN paperboard mill, the York, PA folding carton plant and the Leyland, England tube and core plant. We incurred significant short-term restructuring and other costs to obtain future benefits. Our comprehensive initiative to reduce SG&A led to a $6.1 million reduction in costs versus the first quarter last year, and the percent of SG&A to sales declined from 13.5 percent to 12.6 percent despite the intentional contraction of the scale of the company. We also went live in January with the first modules of our ERP system, which will help us run our operations more efficiently.”

Liquidity

The company ended the quarter with a cash balance of $1.2 million compared to $1.0 million at December 31, 2006. For the quarters ended March 31, 2007 and 2006, the company used $7.8 million and $5.3 million of cash in operating activities. The decline in cash used from operations in 2006 was primarily due to lower operating results. Capital expenditures increased year-over-year from $7.8 million to $8.1 million in 2007.

As of March 31, 2007, the company had $51.7 million in borrowings outstanding under its $135.0 million senior secured credit facility and had $16.6 million in letters of credit outstanding. As of March 31, 2007, the company had availability under the revolver portion of the Senior Credit Facility of $26.2 million.

Cash restructuring costs related to the closure of facilities were $4.9 million in the first quarter of 2007 compared to $0 in the same period last year.

Caraustar, a recycled paperboard and packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

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Caraustar Industries, Inc.

May 4, 2007

Caraustar Industries, Inc. (NASDAQ: CSAR) will host a conference call to review first quarter results on Friday, May 4, 2007 beginning at 9:00 a.m. (ET) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its announced strategic transformation plan, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
CSAR Mill Tons Sold (Market) *	117.6	119.7	145.2	189.2	193.9
CSAR Mill Tons Converted	79.7	77.0	90.9	110.4	108.2

Total CSAR Mill Tons *	197.3	196.7	236.1	299.6	302.1
Outside Paperboard Purchased	41.5	41.3	45.2	26.6	28.7

Total Paperboard Controlled *	238.8	238.0	281.3	326.2	330.8

Tube & Core Tons	75.6	76.2	81.0	83.3	84.3
Folding Carton Tons	57.7	56.5	78.5	104.3	107.3
Gypsum Paper Tons *	50.5	51.3	59.6	72.1	71.4
Other Specialty Tons *	55.0	54.0	62.2	66.5	67.8

Total Paperboard Controlled *	238.8	238.0	281.3	326.2	330.8

PBL gypsum facing and other specialty paper sold *	35.8	35.1	42.0	49.1	49.0

Changes in Selling Price and Costs ($/ton):

	Q1 2007 vs. Q1 2006	Q1 2007 vs. Q4 2006
Mill Average Selling Price	$12.9	$0.1
Mill Average Fiber Cost	40.6	24.2
Mill Average Fuel & Energy Cost	(16.4)	(1.7)

Net Increase (Decrease)	$(11.3)	$(22.4)

Tubes and Cores Average Selling Price	$63.8	$26.0
Tubes & Cores Average Paperboard Cost	28.4	(3.3)

Net Increase (Decrease)	$35.4	$29.3

Reconciliation of Net Cash (Used in) Provided by Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
Net cash (used in) provided by operating activities	$(7,847)	$(6,963)	$7,399	$1,717	$(5,267)
Changes in working capital items and other	2,400	6,914	(3,575)	13,686	(9,175)
Write off of deferred debt costs	—	—	—	—	(155)
(Benefit) Provision for income taxes	(3,290)	(8,069)	(1,609)	(8,521)	43,886
Change in deferred taxes	3,414	6,009	(1,134)	678	(28,804)
Interest expense	4,650	4,391	4,397	6,962	10,163
Return of investment in unconsolidated affiliates	—	—	1,536	1,384	—

EBITDA **	$(673)	$2,282	$7,014	$15,906	$10,648

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier. Boxboard (“PBL”) joint venture.

**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For the Three Months Ended March 31,
	2007	2006
Sales	$232,745	$263,881
Cost of goods sold	205,337	226,551
Selling, general and administrative expenses	29,433	35,507

(Loss) income from operations before restructuring and impairment costs	(2,025)	1,823
Restructuring and impairment costs	5,788	4,810

Loss from operations	(7,813)	(2,987)
Other (expense) income:
Interest expense	(4,650)	(10,163)
Interest income	54	2,180
Equity in income of unconsolidated affiliates	159	1,591
Gain on sale of interest in Standard Gypsum, L.P.	—	135,247
Other, net	16	95

	(4,421)	128,950

(Loss) income from continuing operations before income taxes and minority interest	(12,234)	125,963
Benefit (provision) for income taxes	3,290	(44,378)
Minority interest in income	—	(14)

(Loss) income from continuing operations	(8,944)	81,571

Discontinued operations:
Loss from discontinued operations before income taxes	—	(1,411)
Benefit for income taxes of discontinued operations	—	492

Loss from discontinued operations	—	(919)

Net (loss) income	$(8,944)	$80,652

Basic (loss) income per common share
Continuing operations	$(0.31)	$2.82

Discontinued operations	$—	$(0.03)

Net (loss) income	$(0.31)	$2.79

Weighted average number of shares outstanding	28,605	28,874

Diluted (loss) income per common share
Continuing operations	$(0.31)	$2.82

Discontinued operations	$—	$(0.03)

Net (loss) income	$(0.31)	$2.79

Diluted weighted average number of shares outstanding	28,605	28,937

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,162	$1,022
Receivables, net of allowances	102,348	85,577
Inventories	74,694	75,041
Refundable income taxes	1,563	172
Current deferred tax assets	7,381	9,272
Other current assets	9,451	8,354

Total current assets	196,599	179,438
Property, plant and equipment:
Land	10,032	10,316
Buildings and improvements	90,262	93,275
Machinery and equipment	441,019	436,705
Furniture and fixtures	31,194	29,975

	572,507	570,271

Less accumulated depreciation	(308,748)	(306,666)

Property, plant and equipment, net	263,759	263,605

Goodwill	127,574	127,574

Investment in unconsolidated affiliates	41,733	41,574

Other assets	12,021	12,084

	$641,686	$624,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$5,830	$5,830
Accounts payable	77,137	65,033
Accrued interest	6,020	1,482
Accrued compensation	7,841	10,127
Capital lease obligations	463	544
Other accrued liabilities	24,223	27,458

Total current liabilities	121,514	110,474

Long-term debt, less current maturities	275,362	260,092

Long-term capital lease obligations	33	91

Deferred income taxes	29,288	43,315

Pension liability	40,277	38,854

Other liabilities	25,161	9,863

Shareholders’ equity
Common stock	2,909	2,909
Additional paid-in capital	191,873	191,411
Retained deficit	(19,555)	(7,502)
Accumulated other comprehensive loss	(25,176)	(25,232)

Total shareholders’ equity	150,051	161,586

	$641,686	$624,275

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Three Months Ended March 31,
	2007	2006
Operating activities:
Net (loss) income	$(8,944)	$80,652
Depreciation and amortization	5,753	5,820
Write-off of deferred debt costs	—	155
Equity-based compensation expense	380	225
Restructuring and impairment costs	937	4,860
Deferred income taxes	(3,414)	28,804
Gain on sale of interest in Standard Gypsum, L.P.	—	(135,247)
Loss on sale of assets held for sale	—	1,880
Equity in income of unconsolidated affiliates	(159)	(1,591)
Changes in operating assets and liabilities, net of acquisitions	(2,400)	9,175

Net cash used in operating activities	(7,847)	(5,267)

Investing activities:
Purchases of property, plant and equipment	(8,144)	(7,795)
Proceeds from disposal of property, plant and equipment	684	224
Proceeds from sale of assets held for sale	—	6,026
Acquisition of businesses, net of cash acquired	—	(11,059)
Changes in restricted cash	(36)	10,818
Net proceeds from sale of interest in Standard Gypsum, L.P.	—	148,460

Net cash (used in) provided by investing activities	(7,496)	146,674

Financing activities:
Proceeds from senior credit facility - revolver	43,108	30,000
Repayments of senior credit facility - revolver	(26,048)	—
Proceeds from senior credit facility - term loan	—	35,000
Repayments of short and long-term debt	(1,458)	—
Deferred debt costs	—	(1,135)
Payments for capital lease obligations	(139)	(122)
Issuances of stock, net of forfeitures	20	74

Net cash provided by financing activities	15,483	63,817

Net change in cash and cash equivalents	140	205,224
Cash and cash equivalents at beginning of period	1,022	95,152

Cash and cash equivalents at end of period	$1,162	$300,376

Supplemental Disclosures:
Cash payments for interest	$874	$147

Income tax payments, net of refunds	$324	$348

Property acquired under capital leases	$—	$36